Exhibit 10.6

SCHEDULE IV

MANUFACTURING AGREEMENT

This Manufacturing Agreement ("Agreement") is made as of 6 December 2012 ("Effective Date") between Mack Molding Company, a Vermont corporation having a mailing address at Warm Brook Road, Arlington, VT 05250 ("Mack") and Leveraged Developments LLC, a New Hampshire limited liability company having a mailing address at103 Winnicutt Rd., P.O. Box 267, Stratham, N.H. 03885-0267 ("LD"). Mack and LD agree that the following terms and conditions will govern the purchase by LD of certain products manufactured and/or assembled by Mack and its Affiliates for or on behalf of LD. All Attachments referenced in this Agreement are an integral part of this Agreement. For the purpose of this Agreement, an "Affiliate" shall mean any entity controlled by, under common control with, or controlling Mack, where "control", and its derivatives, shall mean the ability to make management decisions for or on behalf of such entity as a result of the ownership of a majority equity interest in such entity, the ability to appoint or remove management, the existence of a management contract or other management vehicle.

Section 1           Scope of Work

1.1           This Agreement is a contract for the exclusive manufacture of products described in Attachment A ("Products"), except as otherwise provided herein. LD hereby grants to Mack for the entire term of this Agreement an irrevocable, exclusive, world-wide right and license under all intellectual property owned by LD in or related to the Products, including but not limited to all patent, copyrights, trademarks and trade secrets, to manufacture the Products. For the avoidance of doubt, LD will not manufacture the Products by itself or purchase the Products from any other source except as provided in this Agreement. The aforesaid license shall include the right of Affiliates to manufacture the Products, or any of them, with the approval of Mack. The terms of this Agreement shall also apply to Affiliates to the extent an Affiliate manufactures and/or assembles Products for or on behalf of LD, and accordingly, where the context so permits herein, "Mack" shall also mean "Affiliate.” Any license granted by LD for the sale of the Products by third parties, whether or not affiliated with LD, shall be subject to this Agreement and the exclusive license granted herein.

1,2           Notwithstanding the provisions of Section 1.1, LD will have the absolute right, during the term of this Agreement, and for any reason whatsoever, to have third parties manufacture one or more of the Products in any quantity” upon a monthly payment to Mack by LD of an amount equal to $0.07 per Disposable Pump Set, $16.00 per Pump Assembly, and for the other Products an amount equal to 20% of the then current Mack sales price for each unit of the specific Product, produced by such third party during such month for the term of this Agreement ("Manufacturing Fee").

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1.3           LD shall be responsible for Product design and shall provide Mack with applicable product specifications as mutually agreed upon by the parties in writing, including labeling (the "Product Specifications"), as well as any Engineering Change Orders ("ECO") impacting product design and Product Specifications. LD shall also be responsible for obtaining all Food and Drug Administration of the United States of America ("FDA") and safety agency approvals that are required to market the Products. LD shall provide Mack a list of approved suppliers and vendors ("AVL") which may be amended from time to time by a writing signed by both Parties, and shall work with Mack to approve additional suppliers and vendors as may be proposed by Mack. Product changes are to be implemented only through the ECO process originated by either Party and approved by both Parties as required according to the Device Master Record Index. Any change to a document listed in the Device Master Record Index that requires mutual approval of both Mack and LD cannot be implemented until both Parties have approved in writing ihe proposed change. The approval may also be in the form of Electronic Signature according to 21 CFR Part 11.

1.4           Mack shall perform. all actions necessary to ensure that the Products are manufactured in accordance with all Product Specifications, current Good Manufacturing Practices ("GMP") and all applicable regulatory and quality standards including, without limitation, the Food, Drug and Cosmetic Act, the Medical Device Amendments of 1976, the Safe Medical Devices Act of 1990, FDA 21 CFR, Part 820, Quality System Regulation ("QSR"), 1996 ISO 9000 Guidelines and similar foreign laws, rules and regulations, including without limitation, the European Medical Device Directive. Mack shall manufacture the Products to no less than the quality standards of its other customers. Mack shall register with the FDA as a medical device manufacturer, provide LD with documentation necessary to establish the Product's compliance with all applicable QSR and FDA regulations and maintain the manufacturing portion of the Device Master Record ("DMR") and Device History Record ("DHR") in compliance with QSR requirements. Mack shall make the DMR and DHR accessible to LD or any applicable government agency upon request. Mack shall maintain its ISO 9000 certification and all necessary medical device manufacturer registration(s) including its registration with the FDA throughout the term of this Agreement. Mack shall not make any changes to, or deviate from, any Product Specifications (including the DMR), labeling instructions, or AVL except upon prior written approval of LD. Mack shall be responsible for all costs of implementing its production of Products and actual production of Products, including the parts, material, labor and overhead to be utilized in production and excluding tooling and special assembly and test equipment. Mack shall use all reasonable efforts to manufacture in a timely manner and sell to LD, in accordance with all Product Specifications and in compliance with all FDA and other regulations and applicable laws, all Products LD shall order under the terms of this Agreement. Mack's name shall not appear on Products or literature.

1.5           LD shall be primarily responsible for handling customer complaints and government inquires regarding the safety and/or efficacy of the Products. Mack shall support LD in a timely manner in the analysis of, and response to, customer complaints and government inquiries regarding the Products. LD shall have the right to review manufacturing related causes for liability. Both LD and Mack shall, within five (5) business days, advise the other Party of any safety-related problem of which either Party becomes aware regarding the Products, and shall cooperate and implement any engineering change at LD's expense that must be implemented for safety reasons, as soon as possible after discovery of a safety-related problem. The Parties shall cooperate in the implementation of safety changes in Products that have already been produced and/or shipped, at LD's expense. The Parties agree to cooperate fully with each other in effecting any recall of, or corrective action with respect to, the Products, including communications with any purchasers or users, at LD's expense.

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1.6           LD and Mack shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the Products sold and manufactured under this Agreement.

Section 2           Forecasts and Orders

2.1           LD shall provide Mack with a twelve (12) month forecast estimating the number of Products, according to LD's market projections, that LD anticipates it shall purchase from Mack during the upcoming twelve (12) month period. LD shall thereafter update the rolling forecast on a monthly basis for the then-upcoming twelve-month period ("Current Rolling Forecast"). Mack shall use the Current Rolling Forecast to procure materials and plan manufacturing capacity. LD shall purchase 100% of the Product requirements, and Mack agrees to use all reasonable efforts to ship I 00% of the Product requirements, indicated in the first two (2) months of any then Current Rolling Forecast. For the second two (2) months of any then Current Rolling Forecast, LD shall commit to purchase a minimum of 70%, and Mack shall commit to use all reasonable efforts to supply up to a maximum 130%, of the forecasted amount of Product. For the third two (2) months of any then Current Rolling Forecast, LD shall commit to purchase a minimum of 50%, and Mack shall commit to use all reasonable efforts to supply up to a maximum 150%, of the forecasted amount of Product. The final six (6) months of any then Current Rolling Forecast shall be for planning purposes only. Purchase Orders spelling out specific quantities, delivery dates and destinations shall be issued in accordance with this Agreement, and shall be incorporated into, and be a material part of this Agreement All delivery schedules are by mutual agreement and subject to the capacity of available Tooling. Mack will notify LD of the Tooling capacity limitations. Long lead time components will be covered by a separate authorization-to-buy from LD.

2.2 The terms of this Agreement shall govern orders for Products. Except as specifically provided in Section 2.1 above, pre-printed or other terms and conditions contained in LD's purchase orders shall not apply unless agreed by Mack in writing.

2.3 Mack agrees to use all commercially reasonable efforts to fill all Purchase Orders for Products placed by LD under this Agreement, if within the Current Rolling Forecast and purchase order lead time as agreed upon by the parties, and to notify LD within five

(5) business days of receipt of an order of any anticipated delays in filling orders.

Section 3           Prices

3.1           The prices for the Products shall be determined in accordance with the Pricing Formula set forth in Attachment A.

3.2           The prices set forth in Attachment A are net of all taxes, duties and other governmental charges, and LD will reimburse Mack for any taxes imposed upon Mack in connection with this Agreement, except taxes based upon Mack's net income.

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3.3           Mack shall cooperate with LD in making commercially reasonable efforts to reduce the costs of manufacturing the Products. To that end, Mack shall use commercially reasonable efforts to identify opportunities for cost reductions, including process enhancements and selection of alternative materials. Any opportunities for cost reductions, including process enhancements and selection of alternative materials, and the associated expenditures to implement such cost reductions, shall require LD's review and written approval before implementation. The benefits of any cost reductions developed by LD shall accrue solely to the account of LD after any cost of implementation by Mack is deducted from the cost savings due LD. The benefits of any cost reductions developed by Mack shall accrue 50% to LD and 50% to Mack after any cost of development and implementation by Mack is deducted from the cost savings realized.

Section 4           Payment

Mack shall send LD an invoice after Mack ships Products to LD, or otherwise incurs costs for which LD is responsible under this Agreement. Payment of all Mack invoices shall be due thirty (30) days from the invoice date. LD shall pay to Mack all amounts due under each invoice, without deduction or offset, in United States dollars delivered to Mack at the address stated on the invoice. Interest shall accrue on any payments not paid when due at the rate of 1.5% per month. Payment terms for tooling and special equipment ordered from or through Mack are 50% with order, 25% on delivery, and 25% on approval. Mack reserves the right to demand cash in advance or require other credit arrangements.

Section 5           Inspection, Delivery and Risk of Loss

5.1           Before delivering Products to LD, Mack will perform factory inspection and quality assurance tests on the Products as mutually agreed from time to time in writing. If LD requests, Mack will, in LD's discretion, either certify that Mack has completed those tests and that tested Products have passed such tests, or permit LD' s representatives to witness them to ensure that tested Products have passed such tests. LD's acceptance of the Products will not waive any of LD's warranty rights under this Agreement.

5.2           Mack will pack the Products for shipment and storage in accordance with LD's written packing instructions. Unless LD furnishes Mack with special written instructions regarding shipment, Mack will choose the method of shipment and carrier to be used.

5.3           Mack will use reasonable efforts to meet the delivery dates LD requests Mack will notify LD promptly when any delivery will be delayed. Mack will not be liable to LD for any expense or damages LD may encounter as a result of the delay.

5.4           Delivery shall be accomplished, and title and risk of loss or damage will pass to LD, ExWorks (INCOTERMS, 2000). Transportation will then be at LD's risk, and any loss or damage after delivery to the carrier will be LD's responsibility and will not relieve LD of its payment obligations to Mack under this Agreement.

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Section 6           Mack's Warranty

6.1           Mack represents and warrants that the Products manufactured and/or assembled for LD under this Agreement will be, at the time of delivery to LD, free from any liens or other defects in title, will conform to the Product Specifications as defined in Section 1.4, and will be free from material defects in workmanship under normal use and service. Mack will not, however, be responsible for, and this warranty will not apply to, any defects in the Products arising out of LD's design or the use of materials or components that LD furnished to Mack or directed Mack to use. Mack further represents and warrants that Mack will comply with all applicable laws, including all international, federal, state, and local laws and regulations relating to the manufacture and/or assembly of the Products. A claim under this warranty must be made by LD in writing within twelve (12) months from the date of delivery of the applicable unit(s) of Product. Mack's sole obligation to LD and LD's exclusive remedy under this warranty is as follows:

(a)	Mack shall, at LD's option, repair or replace without charge to LD and in an expeditious manner, any unit of the defective Products within the terms of this warranty if LD returns it, freight prepaid, to Mack. However, if repairing or replacing the Product is impractical due to that Product model being out of production, Mack shall first elect to accept return of the unit and replace the unit with a newer model, if so agreed by LD or, if not so agreed by LD, refund to LD the purchase price LD paid for it. Repaired or replaced Product shall carry this same warranty for the balance of the warranty period.

(b)	Mack will not be required to ship replacement Products until Mack has confirmed through prompt examination that the returned unit(s) is defective within the terms of this warranty. Mack will pay freight costs to ship any repaired or replacement unit(s) to LD. If Mack is unable to repair or replace the returned unit(s) within a reasonable time, then LD will be entitled to the refund of its purchase price for that unit(s).

(c)	This warranty does not apply to any defect attributed to purchased components specified by LD, or to any unit(s) of Product which Mack determines has been subjected by a party other than Mack to (i) operating or environmental conditions beyond those normally expected for the Product based upon the materials specified; or (ii) improper application, improper maintenance or repair, improper installation, alteration, accident or any other negligent act or omission in use or handling.

(d)	Units of Products returned to Mack which Mack determines are not defective within the terms of this warranty will be returned to LD, and LD will reimburse Mack upon invoice for return transportation charges and Mack's normal hourly charge applicable to inspection of the unit.

(e)	Purchased components of the Products specified by LD are warranted only to the extent, and subject to the terms of the original warranty given by the manufacturer to Mack Mack's sole obligation with respect to such components shall be, at LD's expense, to prosecute on behalf of LD all warranty claims against such component manufacturers upon receipt of written authorization of LD.

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6.2           This Section 6 sets forth Mack's only warranties for the Products. Mack expressly disclaims all other warranties, guarantees or remedies, whether express, implied or statutory, including any implied warranty of merchantability or fitness for a particular purpose. Mack also disclaims any implied warranty arising out of trade usage or out of a course of dealing or previous course of performance.

6.3           LD's exclusive remedies with respect to Mack's performance or non-performance under this Agreement are those expressly stated in this Section 6. Under no circumstances will Mack be liable for reprocurement costs, lost revenues or profits, or for any indirect, special, incidental, economic or consequential damages. Mack will not be liable for any damages claimed by LD based upon any third party claim.

6.4           Mack's total liability to LD for damages under this Agreement will not exceed the total price LO paid Mack for the Products at issue in LD's claim. This limitation will apply regardless of the form of the action (i.e. whether the lawsuit is in contract or in tort, including negligence).

Section 7           LD's Warranty

7.1           LD hereby represents and warrants that it has full right and authority to perform its obligations and grant the rights and licenses herein granted, and that it has neither assigned nor otherwise entered into any agreement by which it purports to assign or transfer any interest in any intellectual property right that would conflict with its obligations under this Agreement, and will not do so during the term of this Agreement. LD specifically represents and warrants that no other entity has any right to manufacture or assemble the Products that would conflict with the terms of this Agreement. LD further represents and warrants that (i) there is currently no actual or threatened litigation by any third party based on any alleged violation of any copyright, patent, trademark, trade secret or other intellectual property rights with respect to the intellectual property licensed in Section I .I that could reasonably be expected to affect Mack's use of such intellectual property; (ii) Mack's exercise of the license rights granted in Section I.I and Mack's manufacture of the Products does not and will not infringe or violate the copyright, patent, trademark, trade secret or other intellectual property rights or contract rights of any third party.

7.2           LD shall indemnify and hold Mack harmless from any claim, loss, and expense arising out of LD's breach of Section 7.1 above.

8.            Product Liability, Indemnity and Insurance

8.1          LD will be solely responsible for all third party liability allegations or claims related to the design, specifications, manufacture, assembly, use, functionality, and safety of the Products manufactured and/or assembled by Mack hereunder. In this regard, LD will defend Mack from any and all such claims, and indemnify and hold Mack harmless from all judgments or awards, and any related costs (including attorneys' fees and other expenses associated with litigation or dispute resolution proceedings) arising out of such claims.

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8.2           LD shall at its own costs and expense within four (4) weeks following signature of this Agreement take out and maintain during the term of this Agreement and for three years thereafter, with an insurance company or companies rated no less than "A" by A.M. Best, a product liability insurance policy covering the Products and their use with a coverage limit of no less than Ten Million Dollars ($10,000,000) for each individual occurrence and naming Mack and its Affiliates as additional insureds. Such insurance policy shall be primary insurance and shall not be cancelable without at least thirty (30) days prior notice to Mack. LD shall furnish to Mack a certificate of insurance coverage at any time upon request. If LD is unable to name Mack as an additional insured, or is unable to purchase insurance that permits LD to indemnify Mack from third party claims for damages as provided for in this Agreement, LD will reimburse Mack for the extra cost to carry equivalent insurance.

Section 9           Tooling and Capital Equipment

Molds, dies, automated assembly, test and any other equipment required to manufacture and/or assemble the Products (hereinafter collectively called "Tooling") shall be owned and paid for by LD. Mack shall use the Tooling solely to produce and supply the Products hereunder.

Section 10         Intellectual Property Indemnity

10.1         At LD's expense, LD will defend, indemnify and hold Mack harmless from any allegation or claim that (a) the design of any of the Products, (b) any engineering or manufacturing processes LD directs Mack to use or (c) any materials, components or trademarks directed by LD to be used in or with the Products, infringes any third party patent, copyright, trademark trade secret or any other intellectual property right. LD will pay all costs and expenses, including reasonable attorneys' fees, and any settlement or damages awarded against which arise out of any such claim. Mack will give LD prompt notice of any such claim after Mack learns of it and will cooperate with LD, at LD's expense, in the defense of the claim. LD will have sole control over the defense and settlement of a claim, provided it undertakes such defense promptly upon notice of the claim and carries out such defense with due diligence. Notwithstanding the foregoing, LD may not settle the claim in the name of Mack without Mack's prior written consent, which Mack will not unreasonably withhold.

10.2         In the event of an infringement claim described in Section I 0.1, Mack may stop production of the applicable Products immediately pending adequate assurances from LD of LD's ability to meet the on-going indemnity outlined in Section 10.1 above.

Section 11         Term/Renewal

This Agreement shall commence on the date signed by both parties, and shall continue for 25 years unless terminated earlier in accordance with Section 12.

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Section 12         Termination

12.l	Either party shall be in default of this Agreement if such party:

(a)	substantially fails to perform any material provision of this Agreement;

(b)	assigns this Agreement, or any obligation or right under this Agreement to a third party that is not an affiliate of such party (except as permitted in Section 18.5); or

(c)	becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of that party's assets.

In the event of a default, the non-defaulting party may terminate the Agreement and any outstanding orders if the other party has failed to cure such default within thirty (30) calendar days after its receipt of a written notice of default and intent to terminate. Notwithstanding the previous sentence, if a cure is not possible within such thirty (30) days, and if the defaulting party diligently pursues a cure of such default during such thirty (30) day period and thereafter, then the cure period shall extend up to a total of sixty (60) calendar days.

12.2	If Mack terminates this Agreement due to LD's default, LD will:

(a)	remove all unused vendor material that Mack has ordered in anticipation of its performance under this Agreement and pay Mack's cost therefor;

(b)	hold Mack harmless from all vendor commitments Mack has made in anticipation of its performance under this Agreement;

(c)	remove all conforming finished Product inventory manufactured to LD orders and pay the price therefor;

(d)	remove all work in process as of the date of termination and pay Mack's cost therefor; and

(e)	pay Mack all its other costs associated with its performance prior to such termination, plus anticipated overhead expenses and profit allocated to the quantity of Products Mack would have produced in accordance with LD's latest 12-month forecast.

12.3	If LD terminates this Agreement due to Mack's default, LD will:

(a)	remove all unused vendor material that Mack has ordered in reasonable anticipation of its performance under this Agreement and pay Mack's cost therefor;

(b)	hold Mack harmless from all vendor commitments Mack has made in anticipation of its performance under this Agreement;

(c)	remove all conforming finished Product inventory manufactured to LD orders and pay the price therefor; and

(d)	remove all work in process as of the date of termination and pay to Mack Mack's cost to produce the same.

12.4	In addition to those provisions which by their nature are intended to survive expiration or termination of this Agreement, Sections 1, 4, 6, 7, 8, I 0, 16, 17, and 18 shall survive any such expiration or termination.

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12.5	In the event this Agreement is terminated, for any reason, all licenses granted hereunder shall terminate, and Mack shall immediately cease to use all intellectual property owned by LD in or related to the Products. In addition, Mack shall immediately desist from all conduct or representations that imply or indicate that Mack is an authorized manufacturer of the Product.

Section 13         Force Majeure

Neither party shall be liable for any delay or failure to perform under this Agreement if the delay or failure is caused by acts of God or other causes beyond the reasonable control and without fault or negligence of the delayed or failing party.

Section 14         Notices

Any notice required under this Agreement will be in writing and will be hand delivered, or sent by prepaid registered or certified mail, postage prepaid, return receipt requested (if available), or sent by facsimile and confirmed by such mail, addressed to the other party at the address shown at the beginning of this Agreement. The notice address may be changed by proper notice as set forth above.

Section 15         Independent Contractors

Each party is an independent contractor and not an agent, joint venturer, or representative of the other, and neither party may create any obligation or responsibility on behalf of, or in the name of, the other.

Section 16         Compliance Requirements

Pursuant to the requirements of 42 CFR 420.300 et seq., Mack agrees to make available to the Secretary of Health and Human Services ("HHS"), the Comptroller General of the Government Accounting Office ("GAO") or their authorized representatives, all contracts, books, documents and records relating to the nature and extent of costs hereunder for a period of four (4) years after the furnishing of Products or Services hereunder for any and all Product furnished under this Agreement if applicable.

Section 17         General

17.l        This Agreement, the Promissory Note and the Loan and Security Agreement, together with all referenced Attachments, constitutes the entire agreement between LD and Mack with respect to Mack's manufacture and/or assembly of Products. It supersedes any terms or conditions contained on printed forms submitted as part of a Purchase Order, sales acknowledgment or invoice. It also supersedes all previous oral or written communications between LD and Mack regarding the manufacture and/or assembly of Products or Molds. This Agreement may not be modified except by a written document signed by the party against whom enforcement is sought. If any provision of this Agreement is held invalid, all other provisions will remain valid, unless such invalidity would frustrate the purpose of this Agreement.

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17.2         Any breach of the Promissory Note or Loan and security Agreement that is not cured within the applicable cure period constitutes a breach of the Agreement.

17.3         Except as otherwise expressly set forth in this Agreement, the remedies set forth in this Agreement shall be cumulative and in addition to any other remedies available to the parties at law or in equity.

17,4         This Agreement will be governed by and construed in accordance with the laws of the State of New Hampshire without regard to its conflict of laws rules. The parties specifically agree that the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

17.5         The parties agree that the exclusive jurisdiction and venue of any legal action arising out of this Agreement, including disputes that may arise following termination of this Agreement, shall be the state or federal courts sitting within the State of New Hampshire, and each party hereby submits itself to the exclusive jurisdiction and venue of those courts for the purposes of such action.

17.6         This Agreement and the rights, duties and obligations under this Agreement may not be assigned in whole or in part by operation of law or otherwise without the prior written consent of the other Party, except LD may assign the Agreement as part of the sale of the majority of its business or assets or merger or similar transaction with notice to Mack. Any attempted prohibited assignment of any rights, duties or obligations under this Agreement without such consent shall be null and void. This Agreement shall be binding on each Party's respective successors and permitted assigns.

Section 18         Inventions

18.1         Title (including all patent, copyrights and trade secrets) to all data, materials, inventions, information, enhancements, developments, discoveries and improvements relating to the design and engineering of the Products ("LD Inventions") shall be owned by LD. Mack hereby assigns and agrees to assign to LD the entire right, title and interest in each LD Invention, agrees to obtain an assignment thereof from each employee or agent involved and agrees to furnish and execute all such documents and provide such further assistance (at LD's expense) as LD may reasonably require in order to perfect and maintain LD's rights in LD Inventions.

18.2         Title (including all patent, copyrights and trade secrets) to all data, materials, inventions, information, enhancements, developments, discoveries and improvements conceived by Mack relating to the manufacture of the Products ("Mack Inventions") shall be owned by Mack. Upon termination or expiration of this Agreement, LD shall have the nonexclusive right to use and sublicense, at no charge, such Mack Inventions solely for the purpose of manufacturing Products, or any derivative or later generation Products.

18.3         Any new invention and discovery that occurs under this Agreement and that is not subject to the provisions of sections 18.1 and 18.2 above, shall be jointly owned by LD and Mack with all of the appertaining rights of both LD and Mack to make and use the jointly owned invention or discovery. Either LD or Mack may pursue the establishment of formal patent or copyright protection with no change to the other Party's right to make .and use the jointly owned invention or discovery. The licensing, to third parties, of such    '' jointly owned inventions and discoveries shall be subject to the separate, written mutual agreement of LD and Mack.

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18:4         Upon termination or expiration of this Agreement, Mack shall negotiate in good faith with LD on charges related to the transfer to LD of Mack know-how, manufacturing process documentation, etc., related to the manufacture of Product and developed by Mack solely at Mack's expense during the term of this Agreement.

Mack Molding Company	Leveraged Developments LLC

Signature:	Signature:	/s/ Jeffrey A. Carlisle

Name:	Name: Jeffrey A. Carlisle

Title:	Title: Member

Date:	Date: 6 December 2012

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Attachment A

Products and Pricing Formula

Products

All products related to the Device including but not limited to succeeding generations of the Device.

Pricing Formula:

Unit Price equals the sum of Material Cost + Labor Cost divided by the Gross Margin Factor,

where:

Material Cost is the sum of direct material cost + incoming freight cost + scrap (2% of landed material cost) + material overhead (15% of the sum of the previous items);

Labor Cost is calculated at the following rates:

$55/man hour for assembly, testing, inspection, set-up and utility labor

$55/man hour for 75 ton press time (automatic)

$63/man hour for 150 ton press time (automatic)

$76/man hour for 300 ton press time (automatic)

If operator is required at molding press, add $26/man hour. Assumed yield is 95%.

If a clean room is required, add 20% to the labor rate.

These labor rates will be adjusted each January 1 during the term of the Agreement by the annual change in the United States Consumer Price Index for all Urban Centers (CPI-U);

and

Gross Margin Factor is .85

Engineering and Tooling

Engineering Assistance (if requested by LD) will be charged at $125/hour plus reasonable expenses (including travel). Tooling and special assembly and test equipment will carry a 20% markup over installed costs to cover management and engineering related to the tooling.

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Cassette Unit Price Calculation Example

Material Cost:

.039 lbs. Zylan 94 @ $1.58/lb + 2% scrap + 15% mark-up =	$.072
I diaphragm @ $.23 + $.02 (freight) + 2% scrap + 15% mark-up =	$.293
I blue valve @ $.13 + $.01 (freight) + 2% scrap + 15% mark-up =	$.164
Iwhite valve @ $.13 + $.01 (freight) + 2% scrap + 15% mark-up =	$.164
Packaging @ $.02 + 2% scrap + 15% mark-up	$.023

Total Material Cost =	$.716

Labor Cost:

Housing –75 ton molding @ $50/hr, 4 cavities, 12 sec. cycle, 95% yield	$.044
Top – 75 ton molding @ $50/hr, 8 cavities, 12 sec. cycle, 95% yield	$.021
Bottom - 75 ton molding @ $50/hr, 8 cavities, 14 sec. cycle, 95% yield	$.025
Plunger - 75 ton molding @ $50/hr, 8 cavities, 10 sec. cycle, 95% yield	$.018
Cap - 75 ton molding @ $50/hr, 8 cavities, 10 sec. cycle, 95% yield	$.018
Assembly + testing — 600 per hour @ $55/hr	$.091
Inspection + utility – 1,000 per hour @ $55/hr	$.055

Total Labor Cost =	$.272

Unit Price = ($,716 + $,272) | ,85 = $1.162